EXHIBIT 16.1

Gruber & Company, LLC

Certified Public Accountants & Consultants

April  1, 2011

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Solar Acquisition Crop. Under Item 4(b) of its Form 8-K dated April 1 2011. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Solar Acquisition Corp contained therein.

Very truly yours,

Randy Gruber